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                                                                    EXHIBIT 12.1

                                  CINERGY CORP.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           PLUS PREFERRED DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

                                                                                   12 Months Ended December 31,
                                           9 Months Ended           -----------------------------------------------------
                                         September 30, 2001         2000        1999        1998        1997        1996
                                         ------------------         ----        ----        ----        ----        ----
                                                                                 (Thousands, except ratios)
Earnings Available
  Net Income                                         $331,685       $399,466    $403,641    $260,968    $362,638    $334,797
  Plus:
      Preferred Dividends                               2,575          4,585       5,457       6,517      12,569      23,180
      Income Taxes                                    178,073        251,557     208,671     117,187     213,000     198,736
      Interest on Long-Term Debt                      155,784        205,748     205,798     183,849     181,772     190,617
      Other Interest                                   53,972         26,914      34,610      67,219      59,947      31,169
      Interest Component of Rents (a)                  10,125         13,500      13,147      10,760      10,482       9,494
                                       --------------------------------------------------------------------------------------
         Total Available                             $732,214       $901,770    $871,324    $646,500    $840,408    $787,993
                                       ======================================================================================

Fixed Charges
  Interest Charges                                   $209,756       $232,662    $240,408    $251,068    $241,719    $221,786
  Interest Component of Rents (a)                      10,125         13,500      13,147      10,760      10,482       9,494
                                       --------------------------------------------------------------------------------------
         Total Fixed Charges                         $219,881       $246,162    $253,555    $261,828    $252,201    $231,280
                                       ======================================================================================

Ratio of Earnings to Fixed Charges                       3.33           3.66        3.44        2.47        3.33        3.41
                                       ======================================================================================

Fixed Charges
  Interest Charges                                   $209,756       $232,662    $240,408    $251,068    $241,719    $221,786
  Interest Component of Rents (a)                      10,125         13,500      13,147      10,760      10,482       9,494
  Preferred dividends (pre-income
     tax basis)                                         3,946          7,439       8,240       9,373      19,705      36,049
                                       --------------------------------------------------------------------------------------
         Total Fixed Charges                         $223,827       $253,601    $261,795    $271,201    $271,906    $267,329
                                       ======================================================================================

Ratio of Earnings to Fixed
      Charges Plus Preferred
      Dividend Requirements
      (pre-income tax basis)                             3.27           3.56        3.33        2.38        3.09        2.95
                                       ======================================================================================

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(a)       Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined).